Exhibit 99.4

CONSENT

The undersigned hereby consents to being named in this joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Keane Group, Inc. (including any amendments to such Registration Statement) in connection with the Agreement and Plan of Merger, dated as of June 16, 2019, by and between C&J Energy Services, Inc., Keane Group, Inc. and King Merger Sub Corp. as a person who will become a director and to the filing of this consent as an exhibit to the Registration Statement.

Date: July 15, 2019

/s/ Stuart Brightman
Name: Stuart Brightman